Exhibit 10.1

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (“MOU”) is made effective June 2, 2021 (the “Effective Date”) by and between Sugarmade, Inc., a California corporation with an office located at 750 Royal Oaks Drive, Suite 108 Monrovia, CA 91016 (“Company”); and Zarian Hadley, an individual resident of the State of California (“Applicant”), whose address for purposes of this MOU shall be 4177 Figueroa St., Los Angeles, CA 90037. Company and Applicant shall be referred to herein individually as a “Party” and collectively as the “Parties”. In addition, this MOU is witnessed by Edward Manolos (“Finder”), whose address for purposes of this MOU shall be 446 La Terraza Street South Pasadena, CA 91030, with respect to Finder services provided by Finder to the Parties to date and compensation to be paid Finder as further provided herein:

1.	PURPOSE & SCOPE. The purpose of this MOU is to set forth the terms and conditions, scope of work and responsibilities of the Parties associated with their collaboration on obtaining up to three (3) Los Angeles Dept. of Cannabis Regulation (“DCR”) retail delivery only licenses and related California Bureau of Cannabis Control (“BCC”) licenses as required (collectively, the “Licenses”, in the singular “License”, each as may be awarded to a “Licensed Entity”). Specifically, the Parties will cooperate on developing and submitting all documentation reasonably necessary to obtain each License in accordance with DCR and BCC regulations, including without limitation filing all ownership documentation as well as corporate governance documents or documents required by any government agency, including but not limited to the DCR, BCC and/or the Security and Exchange Commission (“SEC”).

2.	BACKGROUND. Both Parties have determined that each brings sufficient expertise, experience and resources to accomplish the objectives outlined herein, as follows.

a.	Company is a publicly traded product and branding/marketing enterprise investing in operations and technologies with disruptive potential, including without limitation the Company’s present investments in California licensed cannabis cultivation, distribution and delivery concerns.

b.	Applicant has experience in the Southern California cannabis industry and has submitted and maintained DCR Social Equity Program (“SEP”) Tier 1 and Tier 2 applications and confirmations which may be applied to the Licenses potentially available hereunder.

3.	COMPANY RESPONSIBILITIES AND EQUITY ALLOCATION. Company shall provide and pay for miscellaneous legal and other compliance services related to the DCR/BCC License application and award process as further provided herein, as well as venture financing for Licensed entities and related cannabis cultivation, supply or procurement. In exchange for these services, Company shall be entitled to not less than sixty-six and sixty-six hundredths’ percent (66.66%) equity interest in each Licensed Entity.

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4.	APPLICANT RESPONSIBILITIES AND EQUITY ALLOCATION. Applicant shall provide services related to the DCR/BCC License application and award process hereunder, including without limitation maintaining his DCR SEP Tier 1 and Tier 2 application status in good standing, and maintaining compliance with all relevant DCR and BCC regulations. Upon the award of a License to any entity applicant as provided herein, Applicant shall be offered a position in that Licensed Entity, and shall be provided voting and profit distribution rights equal to his ownership percentage in such Licensed Entity, which shall be not less than thirty-three and thirty-four hundredths percent (33.34%).

APPLICANT shall also execute, on behalf of the licensing entity a licensing and intellectual property royalty agreement for the use of Company intellectual property (“Company IP”).

5.	DEFINITIVE AGREEMENTS. This MOU is intended to and shall be implemented by more definitive documents containing further material terms and conditions regarding the transactions discussed herein, which shall include all provisions, mechanisms, covenants indemnities, and performances which are reasonably required for the award and operation of the Licenses to be procured (the more definitive documents referred to herein as the “Definitive Agreements”). For example, and not by way of limitation, the Definitive Agreements will include the LLC operating agreement, Intellectual Property Licensing agreement, and management agreements for each prospective Licensed Entity. Accordingly, this MOU shall be binding on the Parties, but they acknowledge and agree that the Definitive Agreements shall further define their rights and obligations regarding related License applications, License awards, and operation of Licensed Entities, and such Definitive Agreements may materially modify the terms and conditions herein.

6.	FUNDING; COSTS. The Parties shall each be solely responsible for any and all costs associated with their responsibilities under this MOU as described above. Each Party shall bear legal and financial responsibility for the actions of its respective employees, officers, agents, representatives and contractors until otherwise allocated under related Definitive Agreements, including without limitation operating or management agreements for Licensed Entities.

7.	INCENTIVE PAYMENT SCHEDULE. Payments shall be made by Company to Applicant or Finder as follows.

Event	Payment		Receiving Party (or Finder); comments
Execution of Definitive Agreements and submission of each a License application	$50,000.00	*[1]	Applicant
DCR approval of License application	$75,000.00	*	Applicant
BCC approval of License application	$75,000.00	*	Applicant
License award	$50,000.00	**[2]	Finder fee
TOTAL	$250,000.00 (per License)		Applicant; Finder

1 * Payments made to Applicant shall be made against Applicant’s equity share of future profit distributions by Licensed entities. Company shall have sole responsibility for accounting and payment of future profit distributions.

2 ** Payment shall be made in two installments. One half to be paid upon execution of this agreement and submission the retail delivery application and one half to be paid upon issuances of the license by the BCC.

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8.	INDEMNIFICATION. Each Party agrees to indemnify, defend and hold harmless the other to the fullest extent permitted by law from and against any and all demands, claims, actions, liabilities, losses, damages, and costs, including reasonable attorney’s fees, arising out of or resulting from the indemnifying Party’s misrepresentations, acts or omissions related to its breach or performance of this MOU, and each Party shall bear its proportionate cost of any damages attributable to the fault of such Party, its officers, agents, employees and contractors. It is the intention of the Parties that, where fault is determined to have been contributory, principles of comparative fault will be applied.

9.	INSURANCE. Each Party, at its sole cost and expense, shall carry insurance or self-insure to cover its activities in connection with this MOU until the execution of Definitive Agreements regarding the insurance to be carried by each Licensed Entity in accordance with applicable law. The Parties acknowledge and agree that each Licensed Entity may be required to obtain, keep in force and maintain, insurance or equivalent programs of self- insurance, for general liability, workers compensation and business automobile liability adequate to cover potential liabilities.

10.	CONFIDENTIALITY. Under this MOU the Parties and Finder may exchange trade secrets, intellectual property, technical, business and marketing plans, prospective supplier/customer information and License application information and data as are reasonably required for each to perform their obligations hereunder. Each Party and Finder mutually agrees to keep in confidence and to use the same degree of care as it uses with respect to its own proprietary information to prevent disclosure to third parties of all such trade secrets, technical information and/or confidential business information received from a Party or Finder under this MOU (collectively “Confidential Information”). Unless otherwise agreed by the Parties and Finder, the confidentiality obligations herein shall survive termination of this MOU and shall extend in perpetuity. These restrictions of confidentiality above shall not apply to any information which:

a.	is in the public domain at the time of the disclosure or subsequently becomes in the public domain without any act or omission by the receiving Party, or Finder;

b.	can be shown by the receiving Party or Finder to be already in its possession; or

c.	is received by a Party to this MOU from a third party under no obligation of confidentiality to the other Party to this MOU.

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In the event disclosure of Confidential Information is compelled by judicial or other official process, including without limitation the License application process, the Parties and Finder will cooperate on any and all measures available to limit such disclosures, including without limitation applications for protective orders or other protections provided by applicable law.

11.	RETURN OF INFORMATION. In the event that the Parties are unsuccessful in completing any of the Definitive Agreements or receiving any or all of the Licenses contemplated by this MOU, each Party and Finder will, at its own expense, promptly return all copies of any Confidential Information to the producing Party upon request, except for that portion of the information which consists of derivative information, which will be destroyed and in the case of information stored in electronic form, it will be erased to the maximum extent practically possible. To the extent that data or electronic records containing information are retained by the receiving Party or Finder as data or records for the purposes of backup, recovery, contingency planning or business continuity planning or are otherwise not accessible in the ordinary course of business, such data or records, to the extent not otherwise permanently deleted or overwritten in the ordinary course of business, will not be accessed except as required for backup, recovery, contingency planning or business continuity purposes and, if restored or otherwise becoming accessible, will be permanently deleted forthwith. Notwithstanding the return or destruction of the information, the Parties and Finder shall continue to be bound by the confidentiality and other obligations under this MOU.

12.	TERM. This MOU shall expire in whole or in part (i) on the date that the Parties enter into one or more specific Definitive Agreements governing the obligations herein (for example and not by way of limitation, upon execution of a licensing agreement with Company or an LLC operating agreement for a Licensed Entity granting the equity shares recited herein); or (ii) upon the Parties’ failure to receive any or all the Licenses sought hereunder. The rights and obligations of the Parties contained in the Confidentiality sections 10 and 11 of this MOU shall continue in effect notwithstanding the termination of this MOU.

13.	DISPUTE RESOLUTION.

a.	Dispute Resolution. In the event a dispute arises, the parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, including without limitation the determination of the scope or applicability of this Agreement to arbitrate (each, a “Dispute”), promptly by negotiation between the signatories who have authority to settle the controversy. Any party may give the other party written notice of any Dispute not resolved in the normal course of business. Within fifteen (15) days after delivery of the written notice, the receiving party shall submit to the other a written response. The notice and response shall include with reasonable particularity (i) a statement of each party’s position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within thirty (30) days after delivery of the written notice, the executives of both parties shall meet at a mutually acceptable time and place. Unless otherwise agreed in writing by the negotiating parties, the above-described negotiation shall end at the close of the first meeting of executives described above (“First Meeting”). Such closure shall not preclude continuing or later negotiations, if desired.

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b.	Arbitration. If the parties do not agree on a written resolution of a Dispute pursuant to the procedures set forth in this section, Section 13, by the end of the First Meeting, then, except as otherwise provided in this Agreement, any Dispute shall be submitted to binding arbitration in Los Angeles County, California by a single arbitrator mutually chosen by the parties in writing, who shall be a retired judge or litigator with ten (10) years or more of experience with claims similar to the Dispute (provided, that lack of experience with claims involving the cannabis industry shall not be a cause for disqualification). If the parties cannot agree on an arbitrator, JAMS shall provide a list of six (6) candidates, and each party shall take turns striking candidates (beginning with the party who received the notice of arbitration) until there is a single arbitrator. The costs of the arbitration, including any JAMS administration fee, the arbitrator’s fee, and costs for the use of facilities during the hearings, shall be borne equally by the parties to the arbitration; provided that all costs and expenses of the dispute, including arbitrator fees and reasonable attorneys’ fees and costs incurred, shall be awarded to the prevailing or most prevailing party as determined by the arbitrator. The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law. The arbitrator shall render a written opinion not later than thirty (30) days after conclusion of the arbitration proceedings setting forth a determination of award, if any, and the basis for awarding (or not awarding) the relief sought by the parties, including findings of fact and conclusions of law. If JAMS refuses to arbitrate a Dispute, the parties shall cooperate in good faith to find an alternative arbitrator reasonably acceptable to the parties in writing. An arbitrator exceeds his or her powers by voiding or refusing to enforce any contracts or arbitration agreements between Parties based solely on the cannabis related nature of the contract.

c.	Irreparable Harm. Notwithstanding anything to the contrary in Section 13 if either Party in its sole judgment, acting reasonably, believes that any such dispute could cause it irreparable harm, such Party (a) will be entitled to seek equitable relief in order to avoid such irreparable harm and (b) will not be required to follow the procedures set forth in this Section 13.

14.	GENERAL PROVISIONS.

a.	Governing Law and Venue. This MOU shall be governed and interpreted in accordance with the laws of the State of California excepting its rules regarding choice or conflicts of law. Any dispute regarding the terms of the conditions of this MOU shall be resolved in the County of Los Angeles, State of California.

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b.	Amendments. This MOU may only be amended or modified by a mutually executed written instrument between the Parties, including without limitation a Definitive Agreement.

c.	Entire Agreement. This MOU represents the entire agreement between the Parties as of the Effective Date and supersedes all prior negotiations, representations and agreements, whether written or oral between the Parties; provided, it is expressly subject to further definition and implementation via the Definitive Agreements.

d.	Severability. Should any portion of this MOU be judicially determined to be illegal or unenforceable, the remainder of the MOU shall continue in full force and effect, and either Party may renegotiate the terms affected by the severance.

IN WITNESS WHEREOF the parties have each caused this MOU to be executed and delivered by a duly authorized representative as of the Effective Date.

SUGARMADE, INC. (COMPANY)

/s/ Jimmy Chan	6/3/2021
Jimmy Chan, CEO	Date

APPLICANT /s/ Zarian Hadley	6/6/2021
Zarian Hadley	Date

FINDER

/s/ Edward Manolos	6/3/2021
Edward Manolos	Date

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